UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2025

SAFETY SHOT, INC.

(Exact name of registrant as specified in charter)

Delaware	001-39569	83-2455880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477

(Address of principal executive offices) (Zip Code)

(561) 244-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SHOT	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Warrants, each exercisable for one share of Common Stock at $8.50 per share	SHOTW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On July 11, 2025, Safety Shot, Inc. (the “Company”), entered into a stock purchase agreement, dated July 11, 2025 (the “Stock Purchase Agreement”), between the Company and an institutional investor (the “Investor”). Pursuant to the Stock Purchase Agreement the Company sold 500,000 shares of SRM Entertainment, Inc. common stock (the “Shares”) for an aggregate amount of $3,125,000. The Stock Purchase Agreement contains traditional representations and warranties.

The Form of Stock Purchase Agreement is filed as Exhibits 10.1 to this Current Report on Form 8-K, respectively, and is incorporated herein by reference. The above descriptions of the terms of the Stock Purchase Agreement is not complete and is qualified in their entirety by reference to the exhibit.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 2, 2025, Safety Shot, Inc., (the “Company”) received a notice from The Nasdaq Stock Exchange (“Nasdaq”) that the closing bid price for our common stock had been below $1.00 per share for the previous 30 consecutive days, and that we are therefore not in compliance with the minimum bid price requirement for continued inclusion on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). Nasdaq’s Notice has no immediate effect on the listing or trading of our common stock on the Nasdaq Capital Market.

 On July 9, 2025, the Company received a notification (the “Extension Notice”) from Nasdaq informing the Company that Nasdaq has granted the Company an additional 180 calendar days, or until [___], 2025, to regain compliance with the minimum closing bid price requirement under the Rule for continued listing on Nasdaq. The Extension Notice has no immediate effect on the listing of the Company’s common stock. In connection with its request for an extension, the Company stated that it intends to cure its bid price deficiency during such additional 180-day period, by effecting a reverse stock split, if necessary.

The notice indicates that we will have 180 calendar days, until December 29, 2025, to regain compliance with this requirement. We can regain compliance with the $1.00 minimum bid listing requirement if the closing bid price of our common stock is at least $1.00 per share for a minimum of ten (10) consecutive business days during the 180-day compliance period.

If at any time before December 29, 2025, the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide written confirmation that the Company has achieved compliance with the Rule. The Company intends to continue actively monitoring the bid price for its common stock between now and December 29, 2025, and will consider available options to resolve the deficiency and regain compliance with the Rule, including a reverse stock split if necessary. If the Company does not regain compliance within the additional compliance period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq Hearings Panel. There is no assurance, however, that the Company will regain compliance.

Exhibits 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Stock Purchase Agreement
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2025

SAFETY SHOT, INC.

By:	/s/ Jarrett Boon
Jarrett Boon
Chief Executive Officer